TIB Financial Corp. & Its Subsidiaries
Compensation Committee Charter

Mission
The Compensation Committee is appointed by the Board of Directors of TIB Financial Corporation to assist the Board in its oversight responsibilities of TIB Financial Corporation and subsidiaries (the “Company”).  The committee has the direct responsibility to:

•	annually review and recommend corporate goals and objectives relative to the total compensation of the Company’s Chief Executive Officer;
•
annually evaluate the performance of the Chief Executive Officer and, either as a committee or together with the other independent members of the Board, determine and recommend the compensation level for the Chief Executive Officer,

•	annually review CEO’s recommendations to the Board regarding compensation of other executive officers and certain compensation plans, and
•	annually review and recommend to the Board the Board members’ total compensation package.

The Committee’s general responsibilities include:
•	periodic review of the Company’s general executive compensation policies and strategies;
•	review of CEO’s corporate goals and objectives relevant to compensation of executive officers and evaluation of their performance in light of those goals and objectives;
•	make a recommendation as a committee to the other independent members of the Board, the compensation of the Chief Executive Officer;
•
review of the salaries, bonuses and all equity-based compensation of certain other executive officers, including the setting of performance targets for bonuses for executive officers as determined by the CEO;

•
review of the Company’s benefit programs for all executive officers and review of all incentive, performance-based and equity based plans plus review and approval of other plans submitted to the Committee by management;

•	review of the terms of employment contracts of executive officers and other senior members of management.
•	recommendations to the Board with respect to compensation policies for outside directors.
•	in consultation with and based upon the advice of outside counsel, monitor the disclosure and prepare an annual report on executive compensation for inclusion in the Company’s proxy statement.
•
review  executive officer compensation for compliance with Section 16 of the Securities and Exchange Act and Section 162(m) of the Internal Revenue Code, as each may be amended from time to time, and any other applicable laws, rules and regulations.

•	conduct an annual review of the Committee’s performance, periodically assess the adequacy of its charter and recommend changes to the Board as needed.
•	annually report to the Board on share usage, dilution and proxy disclosures.
•	ensure senior officer compensation is in compliance with Section 111 of the EESA.

Compensation Philosophy
The company’s compensation philosophy is designed to make changes in total compensation commensurate with changes in the value created for the Company’s shareholders.  The Compensation Committee believes that compensation of executive officers, Board members and others should be a result of the Company’s operating performance, specific strategic goal accomplishment, the individual’s responsibilities and peer industry studies, and should be designed to aid the Company in attracting and retaining high-performing executives and Board members.
The objectives of the Compensation Committee’s compensation strategy are to establish incentives for certain executives and others to achieve and maintain short-term and long-term strategic and operating contributions as well as overall business results.  At the Company, executive officer compensation is comprised of three areas:  base salary, short-term  annual incentives, and long-term incentives.
In establishing executive officer salaries, increases, and performance incentives the Compensation Committee, with the CEO’s input, periodically considers individual performance in the areas of Company profitability, strategic plan progress, growth, asset quality, customer service, morale, completed projects, teamwork and communication, the relationship of total compensation to the salary market of similarly situated institutions and documents the same at least annually.  The Chairperson and members of the Committee shall receive such compensation for their service on the Committee as the Board may determine from time to time, based on recommendations from the Compensation Committee.

Chief Executive Officer Compensation
During the first quarter of each year, the Compensation Committee reviews the total compensation of the Chief Executive Officer of the Corporation.  Final awarding of Chief Executive Officer compensation is made by the Board of Directors.  Changes in base salary and the awarding of cash and stock incentives are based on the Company’s profitability, strategic plan progress, growth, asset quality, customer service, morale, completed projects, teamwork and communications.  The Compensation Committee also considers the Chief Executive Officer’s accomplishments in the areas of leadership and community involvement.  Utilizing relevant and current published surveys, databases and other means, the Compensation committee will survey total compensation of chief executive officers of comparable-sized and similarly organized financial institutions located from across the nation as well as locally.

Membership
The members of the committee shall meet the independence requirements of the Securities and Exchange Commission, the NASDAQ Exchange and any other applicable laws, rules and regulations governing independence, as determined by the Board.  The Committee will consist of a minimum of two directors.  Members of the Committee and the Committee Chair shall be appointed by the Board.  A majority of the Committee shall be independent Directors.

Committee Meetings, Structure and Operations
The Committee shall meet as frequently as the Committee deems necessary.  The operation of the Committee, including with respect to actions without meetings, notice of meetings and waiver of notice, quorums and voting requirements shall be as set forth in the Corporation’s Bylaws.

Reporting of Committee Activities to the Board
The Committee shall report a summary of information about its activities to the Board and, where appropriate its recommendations for action by the Board at their next meeting subsequent to that of the Committee.  Certain action by the Committee may be similarly reported to the Board for approval, ratification, and/or confirmation.

Resources and Authority
This Committee is not meant to usurp the authority or responsibility of the Board of Directors, but to strengthen its decision making ability and responsibility to our shareholders.
The Committee shall have the resources and authority appropriate to discharge its duties and responsibilities under this charter.  The Committee shall also have the authority to select, retain and terminate outside counsel or other experts or consultants, as it deems appropriate, and to approve the fees and to determine the retention terms of such individuals, without seeking approval of the Board or management, which fees shall be at the cost and expense of the Company.